Exhibit 1
JOINT FILING AGREEMENT

The undersigned parties do hereby agree, in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, to the joint filing of a Statement on Schedule 13D (including any and all amendments thereto) relating to their ownership of Common Stock of SMSA Gainesville Acquisition Corp., and do hereby further agree that said Statement (including any and all amendments thereto) shall be filed on behalf of each of them, and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filing.

The undersigned further agree that each party hereto is responsible for timely filing of such Statement on Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, provided that no party is responsible for the completeness and accuracy of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of this 30th day of December, 2013.

TITAN PARTNERS, LLC

By: TITAN PARTNERS MANAGEMENT, LLC, its Manager
By:	KAMRAN NEZAMI, LLC, its Manager
By:	/s/ Kamran Nezami
Kamran Nezami, Manager
TITAN PARTNERS MANAGEMENT, LLC
By: KAMRAN NEZAMI, LLC, its Manager

By:	/s/ Kamran Nezami
Kamran Nezami, Manager

KAMRAN NEZAMI, LLC,
By:	/s/ Kamran Nezami
Kamran Nezami, Manager

KAMRAN NEZAMI

By:	/s/ Kamran Nezami
Kamran Nezami